Exhibit 10.1

Sucampo Pharmaceuticals, Inc. Duration and Performance-Based Stock Option Incentive Award

Stock Option Agreement Terms and Conditions

This Incentive Stock Option Agreement, along with the Sucampo Pharmaceuticals, Inc. Duration and  Performance-Based Stock Option Incentive Award Summary  delivered herewith (the "Award Summary"), once signed by the individual named on the Award Summary (the "Participant"), shall constitute an Agreement made as of the Grant Date (as indicated on the Award Summary), by and between Sucampo Pharmaceuticals, Inc., a Delaware corporation having its principal office at 4520 East-West Highway, Third Floor, Bethesda, MD 20184  (“Sucampo” and with its direct and indirect subsidiaries, the "Company"), and the Participant.

WITNESSETH:

     WHEREAS, the Board of Directors and shareholders of Sucampo have approved the Sucampo Pharmaceuticals, Inc. 2006 Stock Incentive Plan, as amended and restated (the “Plan”); and

     WHEREAS, pursuant to the authority granted to it in the Plan, the Compensation Committee of the Board of Directors of Sucampo (the "Committee"), either directly authorized the award evidenced by this Agreement or delegated such authority to the Company’s Chief Executive Officer who in turn authorized this award pursuant to such authority; and

     WHEREAS, awards granted under the Plan are subject to the terms and conditions in the Plan;

     NOW, THEREFORE, it is mutually agreed as follows:

     A. Terms and Conditions Applicable to Stock Options. All the terms and conditions set forth in this Agreement, in the Plan that apply to stock option awards and in the Award Summary shall govern the stock options granted to the Participant under this Agreement.

1.   Grant of Options.

In consideration of the Participant remaining in the continuous service of the Company and agreeing to be bound by the covenants of Section B, Sucampo hereby grants to Participant, on the terms and conditions set forth herein, the right and option to purchase, in whole or in part, the number of shares (the “Shares”) of Class A common stock, $0.01 par value per share, of the Company (“Common Stock”) indicated on the Award Summary under the heading “Total Award” (some of which Options are durational grants and some of which Options are performance grants), at the Grant/Exercise Price per share indicated on the Award Summary (the “Option Exercise Price”), which was the Fair Market Value (as defined below) of the Common Stock on the Grant Date, rounded up to the nearest one-fourth. The right to purchase each such share is referred to herein as an “Option.”  If designated in the Award Summary as an Incentive Stock Option, those Options are intended to qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”); however, if any Options that are intended to be Incentive Stock Options fail to qualify as Incentive Stock Options, such Options shall be treated as Nonstatutory Stock Options.

2.   Vesting Schedule.

Those Options that vest based on duration as set forth in the Award Summary shall vest on the applicable vesting dates and those Options that vest based on the average trading price of the Common Stock (determined as its Fair Market Value) over a thirty (30) consecutive trading day period shall vest on the dates such performance goal is attained (each such date, a "Vesting Date") and will become exercisable from the applicable Vesting Date through the expiration date set forth in the Award Summary (the "Expiration Date").  Options may vest only while the Participant is in continuous service with the Company. Once vested and exercisable, and until terminated, all or any portion of the Options may be exercised from time to time and at any time under procedures that the Committee or its delegate shall establish from time to time, including, without limitation, procedures regarding the frequency of exercise and the minimum number of Options which may be exercised at any time.

The right of exercise shall be cumulative so that to the extent any Options are not exercised in any period to the maximum extent permissible such Options shall continue to be exercisable, in whole or in part, with respect to all Shares for which such Options are vested until the earlier of the Expiration Date or the termination of such Options under Paragraph 4 hereof or the Plan.

3.   Exercise of Options.

(a) Form of Exercise.  Subject to terms and conditions set forth herein, each election to exercise Options shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this Agreement, and payment in full in the manner provided in the Plan.  The Participant may purchase less than the number of Shares covered by vested Options that have not previously been exercised, provided that no partial exercise of Options may be for any fractional Share. The aggregate Option Exercise Price for the Shares being purchased, together with any amount which the Company may be required to withhold upon such exercise in respect of applicable foreign, federal (including FICA), state and local taxes, must be paid in full at the time of issuance of the Shares being purchased as a result of the exercise of any Options.

(b) Continuous Relationship with the Company Required.  Except as otherwise provided in  Paragraph 4, Options may not be exercised unless the Participant, at the time he or she exercises Options, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company as defined in Section 424(e) or (f) of the Code.

4.   Effect of Termination of Employment, Death, Retirement and Total Disability.

(a) Termination of Relationship with the Company.  If the Participant ceases to have a continuous relationship with the Company for any reason, then, except as provided in paragraphs (b) and (c) below, the right to exercise Options shall terminate three months after such cessation (but in no event after the Expiration Date); provided, that Options shall be exercisable only to the extent that the Participant was entitled to exercise Options on the date of such cessation.  Notwithstanding the foregoing, if the Participant, prior to the Expiration Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise Options shall terminate immediately upon written notice to the Participant from the Company describing such violation.

(b) Exercise Period Upon Death or Disability.  If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Expiration Date while he or she is in a continuous relationship with the Company and the Participant had not been terminated from such relationship for “Cause” as defined below, Options shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided, that Options shall be exercisable only to the extent that Options were exercisable by the Participant on the date of his or her death or disability, and further provided that Options shall not be exercisable after the Expiration Date.

(c) Termination for Cause.  If, prior to the Expiration Date, the Participant’s employment is terminated by the Company for Cause, the right to exercise Options shall terminate immediately upon the effective date of such termination of employment.  If, prior to the Expiration Date, the Participant is given notice by the Company of the termination of his or her employment by the Company for Cause, and the effective date of such employment termination is subsequent to the date of delivery of such notice, the right to exercise Options shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s employment shall not be terminated for Cause as provided in such notice or (ii) the effective date of such termination of employment (in which case the right to exercise Options shall, pursuant to the preceding sentence, terminate upon the effective date of such termination of employment).  If the Participant is a party to an employment or severance agreement with the Company that contains a definition of “Cause” for termination of employment, “Cause” shall have the meaning ascribed to such term in such agreement.  Otherwise, “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company or breach of such Participant’s duty of loyalty to the Company under applicable law), as determined by the Company, which determination shall be conclusive.  The Participant shall be considered to have been discharged for Cause if the Company determines, within 30 days after the Participant’s resignation, that discharge for cause was warranted.

(d) Transfers to a Related Entity. In the event the Participant transfers to a Related Entity (as defined below) as a result of actions by Sucampo, any reference to "Company" in this Agreement shall be deemed to refer to such Related Entity in addition to the Company.

5.            Buy-Out of Option Gains. Except as provided hereinafter, at any time after any Option becomes exercisable, the Committee shall have the right, in its sole discretion and without the consent of the Participant, to cancel such Option and to cause Sucampo to pay to the Participant the excess of the Fair Market Value of the shares of Common Stock covered by such Option over the Option Exercise Price of such Option as of the date the Committee provides written notice (the "Buy Out Notice") of its intention to exercise such right. Payments of such buy out amounts pursuant to this provision shall be effected by Sucampo as promptly as possible after the date of the Buy Out Notice and shall be made in shares of Common Stock. The number of shares shall be the greatest number of whole shares determined by dividing the amount of the payment to be made by the Fair Market Value of a share of Common Stock at the date of the Buy Out Notice. Payments of any such buy out amounts shall be made net of all applicable foreign, federal (including FICA), state and local withholding taxes, if any, calculated at the assumed maximum tax withholding rate.

6.            No Rights as Stockholder. The Participant shall have no rights as a holder of the Common Stock with respect to the Options granted hereunder unless and until such Options are exercised and the Shares have been registered in the Participant's name as owner.

7.   Nontransferability of Options.

Options may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, Options shall be exercisable only by the Participant.

B. Prohibited Conduct.

          In consideration of the Company the grant by the Company of the Options, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Participant and the Company, intending to be legally bound, and recognizing that the Company has made and will continue to make available to Participant Confidential Information, as more fully described in Section B.2. below, that Participant acknowledges constitutes proprietary information of the Company, hereby agree as follows.

          1. Non-Competition and Non-Solicitation. At all times during his or her continuous relationship with the Company and for a period of twelve months after the termination of the Participant's continuous relationship with the Company for any reason whatsoever (including a termination due to the Participant's Retirement or Total Disability), Participant shall and will not, without the prior written consent of Sucampo's chief human resources officer or chief legal officer, either directly or indirectly, for himself/herself or on behalf of or in conjunction with any other person, partnership, corporation or other entity, engage in any activities prohibited in the following Section B.1 (a) and  (b):

               (a) The Participant shall not, in any country in which the Company operates, accept any employment, assignment, position or responsibility, or provide services in any capacity or acquire any ownership interest which involves the Participant's Participation in a Conflicting Organization that engages in research on, or development, production, marketing, licensing, selling or servicing of, a Conflicting Product; or

               (b) The Participant shall not in any way, directly or indirectly (including through someone else acting on the Participant's recommendation, suggestion, identification or advice), solicit or hire, or assist any other person in soliciting or hiring, any Company employee to leave the Company's employment or to accept any position with any other entity or any person who had been an employee of the Company at any time in the past twelve (12) months from the date of determination.

2. Non-Disclosure. In order to assist the Participant with his or her duties, during the time Participant is an employee of the Company, the Company shall continue to provide the Participant with access to confidential and proprietary and operational information and other confidential information which is either information not known by actual or potential competitors, customers and third parties of the Company or is proprietary information of the Company ("Confidential Information"). Such Confidential Information shall mean all confidential and proprietary information of the Company, its predecessors and Affiliates, whether in written, oral, electronic or other form, including but not limited to trade secrets; technical, applications filed with any governmental agency such as NDAs and ANDAs filed with the Food and Drug Administration, scientific or business information; processes; works of authorship; Inventions; discoveries; developments; systems; chemical compounds; computer programs; code; algorithms; formulae; methods; ideas; test data; know how; functional and technical specifications; designs; drawings; passwords; analyses; business plans; information regarding actual or demonstrably anticipated business, research or development; marketing, sales and pricing strategies; and information regarding the Company's current and prospective consultants, customers, licensors, licensees, investors and personnel, including their names, addresses, duties and other personal characteristics.  Confidential Information does not include information that (i) is in the public domain, other than as a result of an act of misappropriation or breach of an obligation of confidentiality by any person; (ii) Participant can verify by written records kept in the ordinary course of business was in Participant 's lawful possession prior to its disclosure to Participant; (iii) is received by Participant from a third party without a breach of an obligation of confidentiality owed by the third party to the Company and without the requirement that Participant keep such information confidential; or (iv) Participant is required to disclose by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction.  If Participant is required to make disclosure pursuant to clause (iv) of the preceding sentence as a result of the issuance of a court order or other government process, Participant shall (a) promptly, but in no event more than 72 hours after learning of such court order or other government process, notify the Company; (b) at the Company's expense, take all reasonable necessary steps requested by the Company to defend against the enforcement of such court order or other government process, and permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof; and (c) if such compelled disclosure is required, Participant shall disclose only that portion of the Confidential Information that is necessary to meet the minimum legal requirement imposed on Participant.  The Participant agrees that such Confidential Information remains confidential even if committed to the Participant's memory. The Participant agrees, during the term of his or her employment and at all times thereafter, not to use, divulge, or furnish or make accessible to any third party, company, corporation or other organization (including but not limited to, customers, competitors, or governmental agencies), without the Company's prior written consent, any Confidential Information of the Company, except as necessary in his or her position with the Company.

3. Return of Confidential Information and Company Property. The Participant agrees that whenever the Participant's employment with the Company ends for any reason, (a) all records, materials, notes, equipment, drawings, documents and data of any nature or medium, and all copies thereof, relating to any Confidential Information (collectively the "the Company Materials") which is in Participant 's possession or under Participant 's control,  and (b) all Company computer and computer-related equipment and software, and all Company property, files, records, documents, drawings, specifications, lists, equipment, keys, passes, and similar items relating to the business of the Company, whether prepared by or provided to the Participant or otherwise, coming into the Participant's possession or control during the course of his employment shall remain the exclusive property of the Company,  shall in each case under clauses (a) and (b) be delivered by the Participant to the Company immediately, with no request being required. Participant shall not remove any of the Company Materials from the Company's business premises or deliver any of the Company Materials to any person or entity outside of the Company, except as required in connection with Participant’s duties of employment.

          4. Misconduct. The Participant shall not engage in any of the following acts that are considered to be contrary to the Company's best interests during the term of his or her employment with the Company: (a) violating the Company's Code of Conduct, Insider Trading Policy or any other written policies of the Company, (b) unlawfully trading in the securities of Sucampo or of any other company based on information gained as a result of his or her employment with the Company, or (c) engaging in any activity which constitutes gross misconduct.

          5. Reasonableness of Provisions. The Participant agrees that: (a) the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Paragraph B are ancillary or a part of; (b) the consideration provided by the Company under this Agreement is not illusory but are in fact material and considerable; (c) the restrictions contained in this Section B are necessary and reasonable for the protection of the legitimate business interests and goodwill of the Company; and (d) the consideration given by the Company under this Agreement, including, without limitation, the provision by the Company of Confidential Information to the Participant, all give rise to the Company's reasonable interest in requiring the Participant to comply with the covenants set forth in this Section B.

          6. Repayment and Forfeiture. The Participant specifically recognizes and affirms that each of the covenants contained in Sections B.1 through B.4 of this Agreement is a material and important term of this Agreement which has induced the Company to provide for the award of the Options granted hereunder, the disclosure of Confidential Information referenced herein, and the other promises made by the Company herein. The Participant further agrees that in the event that (i) the Company determines that the Participant has breached any term of Sections B.1 through B.4 or (ii) all or any part of Section B is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between the Participant and the Company, in addition to any other remedies at law or in equity the Company may have available to it, the Company may in its sole discretion:

               (a) Cancel any unexercised Options granted hereunder; and/or

               (b) Require the Participant to pay to the Company all gains realized from the exercise of any Options granted hereunder.

          7. Equitable Relief. In the event the Company determines that the Participant has breached or attempted or threatened to breach any term of Section  B, in addition to any other remedies at law or in equity the Company may have available to it, it is agreed that the Company shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (a) proving irreparable harm, (b) establishing that monetary damages are inadequate or (c) posting any bond with respect thereto) against the Participant prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.

          8. Extension of Restrictive Period. The Participant agrees that the period during which the covenants contained in this Section B shall be effective shall be computed by excluding from such computation any time during which the Participant is in violation of any provision of Section B.

          9. Acknowledgments. The Company and the Participant agree that it was their intent to enter into a valid and enforceable agreement. The Participant and the Company thereby acknowledge the reasonableness of the restrictions set forth in Section B, including the reasonableness of the geographic area, duration as to time and scope of activity restrained. The Participant further acknowledges that his or her skills are such that he or she can be gainfully employed in noncompetitive employment and that the agreement not to compete will not prevent him or her from earning a living. The Participant agrees that if any covenant contained in Section B is found by a court of competent jurisdiction to contain limitations as to time, geographical area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographical area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of the Company and to enforce the covenants as reformed.

          10. Provisions Independent. The covenants on the part of the Participant in this Section B shall be construed as an agreement independent of any other agreement, including any employee benefit agreement, and independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Participant against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

          11. Notification of Subsequent Employer. The Participant agrees that the Company may notify any person or entity employing the Participant or evidencing an intention of employing the Participant of the existence and provisions of this Agreement.

     C. Additional Terms and Conditions.

          1. Adjustment for Change in Common Stock. In the event of any change in the outstanding shares of Sucampo Common Stock by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, spin-off or other similar corporate change, the number and type of shares which the Participant may purchase pursuant to the Options and the Option Exercise Price at which the Participant may purchase such shares shall be adjusted, to such extent (if any), determined to be appropriate and equitable by the Committee.

          2. Effect of Reorganization Event. In the event of a Reorganization Event (as defined in the Plan), the following provisions shall apply:

               (a) If the successor corporation (or affiliate thereto) (1) assumes the outstanding Options granted hereunder or (2) replaces the outstanding Options with equity awards that preserve the existing value of such Options at the time of the Reorganization Event and provide for subsequent payout in accordance with a vesting schedule and performance targets, as applicable, that are the same or more favorable to the Participant than the vesting schedule and performance targets applicable to such Options, then the outstanding Options or such substitute thereof shall remain outstanding and be governed by their respective terms and the provisions of the Plan, subject to Section C.2 (c) below.

               (b) If the outstanding Options granted hereunder are not assumed or replaced in accordance with Section C.2 (a) above, then upon the Reorganization Event, (1) the outstanding Options granted hereunder shall immediately vest and become exercisable and shall remain outstanding in accordance with their terms, and shall be paid, as if 100% of the performance targets have been achieved, immediately in accordance with their terms or, if later, as of the earliest permissible date under Code Section 409A and (2), notwithstanding Section C.2 (b)(1) but after taking into account the accelerated vesting set forth therein, the Board or Committee may, in its sole discretion, provide for cancellation of the outstanding Options at the time of the Reorganization Event in which case a payment of cash, property or a combination thereof shall be made to the Participant that is determined by the Board in its sole discretion, but is at least equal to the excess, if any, of the value of such consideration over the Option Exercise Price for such Options less applicable taxes.

               (c) If the outstanding Options granted hereunder are assumed or replaced in accordance with Section C.2 (a) and the Participant's employment with the Company (or if applicable, a successor corporation) is terminated by the Company or such successor for any reasons other than Cause or by the Participant for Good Reason, if applicable, in each case, within the two-year period commencing on the Reorganization Event, then, as of the date of the Participant's termination, (1) the outstanding Options granted hereunder shall immediately vest and become exercisable and shall remain outstanding until the Expiration Date and shall be paid, as if 100% of the performance targets have been achieved, immediately in accordance with their terms or, if later, as of the earliest permissible date under Code Section 409A. For purposes of this Section C.2, "Cause" and "Good Reason" are defined in the Participant’s employment agreement, if applicable, or Cause is defined hereinafter, and a termination for Cause or Good Reason is subject to the terms and conditions set forth in the Plan.

          3. Nontransferability. Unless the Committee specifically determines otherwise: (a) the Options are personal to the Participant and, with respect to Options, during the Participant's lifetime, such Options may be exercised only by the Participant, and (b) the Options shall not be transferable or assignable, other than in the case of the Participant's death by will, the laws of descent and distribution.

          4. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean a person or entity that directly or indirectly through one or more intermediaries, controls or is controlled by, or under common control with another person or entity, including current and former directors and officers of such an entity.

(b) “Conflicting Product” means any product, method or process, system or service of any person or organization other than the Company that is the same as, similar to or interchangeable with any product, method or process, system or service that was provided or under development by the Company or any of its Affiliates at the time Participant’s employment with the Company terminates, or about which Participant acquired any Confidential Information or developed any Participant Work Product.

(c) “Conflicting Organization” means any person or organization which is engaged in research on or development, production, marketing, licensing, selling or servicing of any Conflicting Product.

            (d) “Fair Market Value” of a share of Common Stock on any date shall mean the Closing Price of a share of Common Stock. For purposes of this definition, Closing Price shall mean for any particular date the closing price of a share of Common Stock as reported for the last trade on the Nasdaq Global Market or if the stock is not then traded on the Nasdaq Global Market then as reported on such national securities exchange on which the stock is then listed and if not then listed on a national securities exchange as reported in the OTC Bulletin Board provided that for a day to be considered a trading day at least 50,000 shares of Common Stock must trade on such day or if there is no listing on OTC Bulletin Board then no such determination can be made until the Common Stock is so listed and traded.  If the particular date falls on a date in which the Common Stock is not traded, the Closing Price shall be determined on the prior date in which the Common Stock was traded.

(e) “Participant Work Product” shall mean all Confidential Information and inventions conceived of, created, developed or prepared by Participant (whether individually or jointly with others) before or during Participant 's employment with the Company, during or outside of working hours, which relate in any manner to the actual or demonstrably anticipated business, research or development of the Company or its products, methods, processes, systems or services, or result from or are suggested by any task assigned to Participant or any work performed by Participant for or on behalf of the Company or any of its Affiliates.

            (f) “Participation” shall be construed broadly to include, without limitation: (i) serving as a director, officer, employee, consultant or advisor with respect to such a business entity; (ii) providing input, advice, guidance or suggestions to such a business entity; or (iii) providing a recommendation or testimonial on behalf of such a business entity or one or more products it produces.

           (g) “Related Entity” shall mean any entity as to which the Company directly or indirectly owns 20% or more of the entity's voting securities, general partnership interests, or other voting or management rights at the relevant time.

           (h) “Retirement” shall mean (i) early, normal or late retirement under the U.S. pension plan of the Company in which the Participant participates (if any), (ii) retirement as explicitly set out in an individual agreement between the Company and the Participant for this purpose in effect on the Grant Date, (iii) termination of employment after attaining at least age 55 with at least 10 years of service with the Company (or, if earlier, after attaining at least age 65 and completing at least five years of service with the Company), or (iv) retirement as otherwise determined by the Committee.

          (i) “Total Disability” shall mean being considered disabled under the Company's Long Term Disability Plan (as amended and restated from time to time), with such status having resulted in benefit payments from such plan or another Sucampo disability plan and 12 months having elapsed since the Participant was so considered to be disabled from the cause of the current disability. The effective date of a Participant's Total Disability shall be the first day that all of the foregoing requirements are met.

          5. Notices. Any notice to be given to Sucampo in connection with the terms of this Agreement shall be addressed to Sucampo at 4520 East-West Highway, Third Floor, Bethesda, MD 20814, Attention: General Counsel or such other address as Sucampo may hereafter designate to the Participant. Any notice to be given to Participant in connection with the terms of this Agreement shall be addressed to the Participant at the address set forth below the Participant’s signature, or such other address as the Participant may hereafter designate to Sucampo.  Any such notice shall be deemed to have been duly given when personally delivered, addressed as aforesaid, or when enclosed in a properly sealed envelope or wrapper, addressed as aforesaid, and deposited, certified mail postage prepaid, with the United States postal service.

          6. Binding Effect.

               (a) This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to Sucampo, whether by merger, consolidation or the sale of all or substantially all of Sucampo's assets. Unless the Options are cancelled, terminated or paid out as provided under Section B.2., Sucampo will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Sucampo expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Sucampo would be required to perform it if no such succession had taken place.

               (b) This Agreement shall be binding upon and inure to the benefit of the Participant or his or her legal representative and any person to whom the Options may be transferred by will or the applicable laws of descent and distribution as permitted under the terms of this Agreement.

          7. No Contract of Employment; Agreement's Survival. This Agreement is not a contract of employment. This Agreement does not impose on the Company any obligation to retain the Participant in its employ and shall not interfere with the ability of the Company to terminate the Participant's employment relationship at any time and for any reason. This Agreement shall survive the termination of the Participant's employment for any reason.

          8. Registration, Listing and Qualification of Shares. The Committee may require that the Participant make such representations and agreements and furnish such information as the Committee deems appropriate to assure compliance with or exemption from the requirements of any securities exchange, any foreign, federal, state or local law, any governmental regulatory body, or any other applicable legal requirement, and shares of Common Stock shall not be issued unless and until the Participant makes such representations and agreements and furnished such information as the Committee deems appropriate and the Committee otherwise believes Sucampo has complied with all legal requirements applicable to such issuance.

          9. Amendment; Waiver. As directed by the Board or the Committee, the terms and conditions of this Agreement may be amended in writing by the chief human resources officer or chief legal officer of Sucampo (or either of their delegates), provided, however, that (i) no such amendment shall be adverse to the Participant without the Participant's written consent (except to the extent the Committee reasonably determines that such amendment is necessary or appropriate to comply with applicable law, including the provisions of Code Section 409A and the regulations thereunder pertaining to the deferral of compensation, or the rules and regulations of any stock exchange on which Sucampo Common Stock is listed or quoted); and (ii) the amendment must be permitted under the Plan. The Company's failure to insist upon strict compliance with any provision of this Agreement or failure to exercise, or any delay in exercising, any right, power or remedy under this Agreement shall not be deemed to be a waiver of such provision or any such right, power or remedy which the Board, the Committee or the Company has under this Agreement.

          10. Severability or Reform by Court. In the event that any provision of this Agreement is deemed by a court to be broader than permitted by applicable law, then such provision shall be reformed (or otherwise revised or narrowed) so that it is enforceable to the fullest extent permitted by applicable law. If any provision of this Agreement shall be declared by a court to be invalid or unenforceable to any extent, the validity or enforceability of the remaining provisions of this Agreement shall not be affected.

          11. Plan Controls. The Options and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan and any guidelines, policies or regulations which govern administration of the Plan, which shall be controlling. The Committee reserves its rights to amend or terminate the Plan at any time without the consent of the Participant; provided, however, that Options outstanding under the Plan at the time of such action shall not, without the Participant's written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment is necessary or appropriate to comply with applicable law, including the provisions of Code Section 409A and the regulations thereunder pertaining to the deferral of compensation, or the rules and regulations of any stock exchange on which the Common Stock is listed or quoted). All interpretations or determinations of the Board or the Committee or its delegate shall be final, binding and conclusive upon the Participant (and his or her legal representatives and any recipient of a transfer of the Options permitted by this Agreement) on any question arising hereunder or under the Plan or other guidelines, policies or regulations which govern administration of the Plan.

          12. Participant Acknowledgements. By entering into this Agreement, the Participant acknowledges and agrees that:

               (a) the Option grant will be exclusively governed by the terms of the Plan, including the right reserved by the Company to amend or cancel the Plan at any time without the Company incurring liability to the Participant (except in circumstances set forth above for Options already granted under the Plan);

               (b) stock options and restricted stock units are not a constituent part of the Participant's salary and that the Participant is not entitled, under the terms and conditions of his/her employment, or by accepting or being awarded the Options pursuant to this Agreement, to require options, restricted stock units or other awards to be granted to him/her in the future under the Plan or any other plan;

               (c) upon exercise of the Options the Participant will arrange for payment to the Company an estimated amount to cover employee payroll taxes resulting from the exercise and/or, to the extent necessary, any balance may be withheld from the Participant's wages;

               (d) benefits received under the Plan will be excluded from the calculation of termination indemnities or other severance payments;

               (e) in the event of termination of the Participant's employment, a severance or notice period to which the Participant may be entitled under local law and which follows the date of termination specified in a notice of termination or other document evidencing the termination of the Participant's employment will not be treated as active employment for purposes of this Agreement and, as a result, vesting of unvested Options will not be extended by any such period;

               (f) the Participant will seek all necessary approval under, make all required notifications under and comply with all laws, rules and regulations applicable to the ownership of stock options and stock and the exercise of stock options, including, without limitation, currency and exchange laws, rules and regulations; and

               (g) this Agreement will be interpreted and applied so that the Options, in all cases, to the extent possible, will not be subject to Code Section 409A. Notwithstanding any other provisions of this Agreement, this Agreement will be modified to the extent the Committee reasonably determines that is necessary or appropriate for such Options to comply with Code Section 409A.

          13. Right of Set-Off. The Participant agrees, in the event that the Company in its reasonable judgment determines that the Participant owes the Company or any Related Entity any amount due to any loan, note, obligation or indebtedness, including but not limited to amounts owed to the Company pursuant to the Company's tax equalization program or the Company's policies with respect to travel and business expenses, and if the Participant has not satisfied such obligation(s), then the Company may instruct the plan administrator to withhold and/or sell shares of the Common Stock acquired by the Participant upon exercise of his or her Options (to the extent such Options are not subject to Code Section 409A), or the Company may deduct funds equal to the amount of such obligation from other funds due to the Participant from the Company to the maximum extent permitted by Code Section 409A.

          14. Electronic Delivery and Acceptance. The Participant hereby consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents. The Participant hereby consents to any and all procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan), and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.

          15. Data Privacy. Participant hereby acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Participant's ability to participate in the Plan. The Company and Participant’s employer hold certain personal information about Participant, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in Sucampo, or details of all options, restricted stock units or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). The Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Participant’s authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any shares of stock acquired pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect Participant’s ability to participate in the Plan.

          16. Stock Ownership Guidelines. The Participant agrees as a condition of this grant that, in the event that the Participant is subject to the Company's Stock Ownership Guidelines, the Participant shall not sell any shares obtained upon exercise of the Options unless such sale complies with the Stock Ownership Guidelines as in effect from time to time.

          17. Governing Law. This Agreement and the relationship of the parties hereto shall be governed, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflict of law rules or principles.

          18. Choice of Venue. Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against the Participant or the Company only in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and the Participant and the Company consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

          19. Entire Agreement. This Agreement contains all the understanding and agreements between the Participant and the Company regarding the subject matter hereof.

Sucampo Durational and Performance-Based Stock Option Incentive Award Summary

Participant Name: ________________________

Grant Date: 5/2/11

Exercise Price: $4.41

TOTAL AWARD:

Stock Options: _____________

TOTAL AWARD DETAILS

PERFORMANCE-BASED STOCK OPTION GRANT

Number of Stock Options: __________
Option Exercise (Grant) Price: $4.41
Expiration Date: 5/2/21

Performance Conditions for vesting: 40% when the Fair Market Value of a share of Common Stock determined as the average of all such Closing Prices over any 30 consecutive trading days equals or exceeds $8/sh = ________; 40% when the Fair Market Value of a share of Common Stock determined as the average of all such Closing Prices over any 30 consecutive trading days equals or exceeds $12/sh = ________; and 20% when the Fair Market Value of a share of Common Stock determined as the average of all such Closing Prices over any 30 consecutive trading days equals or exceeds $16/sh = _________.

Potential Value of Vested Grant assuming below stock prices:
$8     ($8-$4.41)     x _______   =    __________
$12 ($12-$4.41)     x  _______  =    __________
$16 ($16-$4.41)     x  _______  =    __________

Vesting Schedule:  See Performance Conditions Above and must vest by 5/2/15.

DURATIONAL STOCK OPTIONS GRANT

Number of Stock Options Granted: ___________
Option Exercise (Grant) Price: $4.41
Expiration Date: 5/2/21

Vesting Schedule:

______ options vest on 5/2/12

______ options vest on 5/2/13

______ options vest on 5/2/14

______ options vest on 5/2/15

*	Vesting and exercisability are subject to the terms and conditions set forth above.

AWARD ACCEPTANCE

This Sucampo Durational and Performance-Based Stock Option Incentive Award (“Award”) is not considered valid unless you accept it on or before May 18, 2011. At the bottom of this Award Summary, you can indicate that you either “Accept” or “Reject” the Award by marking an “x” in the box next to “Accept” below and accepting your Award or by marking an “x” in the box next to “Reject” below or by failing to make any such indication by the indicated date, in either of such cases you will be deemed to have rejected this award.  By marking this award with an “x” you acknowledge having received and read this Award Summary, the Terms and Conditions document and the Plan under which this Award was granted and you agree to comply with, and be bound by, the terms and conditions of the Plan, this Award Summary and the Terms and Conditions document.  If you “Reject” this Award, the Award will be null and void and will NOT become yours. Likewise, if you do not either “Accept” or “Reject” this Award on or before May 18, 2011, the Award will be null and void and will NOT become yours.

ACCEPT	☐	REJECT	☐

IN WITNESS WHEREOF, the Company has caused Options to be executed by its duly authorized officer.

Sucampo Pharmaceuticals, Inc.

Dated:	By:

Name:
Title:

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing Options and agrees to the terms and conditions thereof.  The undersigned hereby acknowledges receipt of a copy of the Company’s 2006 Stock Incentive Plan, as amended and restated.

PARTICIPANT:

Address: